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Exhibit 10.2.70

GENON ENERGY
SHORT-TERM INCENTIVE PLAN
(As Established Effective January 1, 2012)

RECITALS

        GenOn Energy, Inc., a Delaware corporation (the "Company"), hereby establishes the GenOn Energy, Inc. Short-Term Incentive Plan (the "Plan"), for the benefit of its eligible employees and the eligible employees of its subsidiaries as follows:

        1.    Purpose:    The purpose of the Plan is to encourage a high level of corporate performance through the establishment of predetermined corporate, Subsidiary or business unit and/or individual goals, the attainment of which will require a high degree of competence and diligence on the part of those Employees (including officers) of the Company or of its participating Subsidiaries selected to participate in the Plan, and which will be beneficial to the owners and customers of the Company.

        2.    Definitions    Unless the context otherwise clearly requires, the following definitions are applicable to the Plan:

          Award:    An incentive compensation award payable in cash granted to a Participant with respect to a particular Plan Year pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

          Board:    The Board of Directors of the Company.

          Code:    The Internal Revenue Code of 1986, as amended from time to time.

          Committee:    The Compensation Committee of the Board.

          Company:    GenOn Energy, Inc., or any successor thereto.

          Eligible Earnings:    Actual regular wages paid for the Plan Year, excluding overtime paid to exempt Employees, as determined by the Company. Overtime pay for non-exempt Employees is adjusted based on Awards under this Plan in a manner consistent with the requirements of applicable wage and hour law. Nothwithstanding the foregoing, any Participant covered by the terms of a collective bargaining agreement shall have his Eligible Earnings calculated in the manner specified in the collective bargaining agreement and applicable law.

          Employee:    An employee of the Company or any of its Subsidiaries who is a regular full or part-time employee and is regularly scheduled to work at least 20 hours per week.

          Employer:    The Company, GenOn Energy Services, LLC and any other Subsidiary which is designated by the Committee as an Employer under this Plan.

          Participant:    An Employee who is selected to participate in the Plan.

          Performance Award:    An Award made to a Participant pursuant to this Plan that is subject to the attainment of one or more Performance Goals.

          Performance Goals:    The performance objectives of the Company, its Subsidiaries or its business units and/or individual Participants established for the purpose of determining the level of Awards, if any, earned during a Plan Year.

          Plan:    This GenOn Energy Short-Term Incentive Plan, as amended from time to time.

          Plan Year:    The calendar year.

          Savings Plan:    The GenOn Energy Savings Plan, as amended and restated effective January 1, 2011, and as thereafter amended, and any successor plan adopted by the Company.

          Subsidiary:    A subsidiary corporation with respect to the Company as defined in Section 424(f) of the Code.

        A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

        3.    Participation:    The Committee (or its appropriately designated delegate) shall select the Employees who will be Participants for each Plan Year. Only Employees who are employed on the last day of the Plan Year are eligible for the payment of an Award under the Plan, except as provided in Section 7(c). No Employee shall at any time have the right (a) to be selected as a Participant in the Plan for any Plan Year, (b) if so selected, to be entitled to an Award, or (c) if selected as a Participant in one Plan Year, to be selected as a Participant in any subsequent Plan Year.

        No Employee whose terms and conditions of employment are governed by a current or expired collective bargaining agreement shall be eligible to participate in the Plan, unless eligibility and participation in the Plan has been agreed to as part of the collective bargaining agreement.

        The terms and conditions under which a Participant may participate in the Plan shall be determined by the Committee (or its appropriately designated delegate) in its sole discretion.

        4.    Plan Administration:    The Plan shall be administered by the Committee. All decisions of the Committee shall be binding and conclusive on the Participants. The Committee, on behalf of the Participants, shall enforce this Plan in accordance with its terms and shall have all powers necessary for the accomplishment of that purpose, including, but not by way of limitation, the following powers:

          (a)   To select the Participants;

          (b)   To interpret, construe, approve and adjust all terms, provisions, conditions and limitations of this Plan;

          (c)   To decide any questions arising as to the interpretation or application of any provision of the Plan;

          (d)   To prescribe forms and procedures to be followed by Employees for participation in the Plan, or for other occurrences in the administration of the Plan;

          (e)   To establish the terms and conditions of any Agreement [not defined herein] under which an Award may be earned and paid; and

          (f)    In addition to all other powers granted herein, the Committee shall make and enforce such rules and regulations for the administration of the Plan as are not inconsistent with the terms set forth herein.

        No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 5 of this Plan shall be liable for anything done or omitted to be done by him, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

        5.    Delegation of Authority:    The Committee has delegated to the Company's Chief Executive Officer and to other senior officers of the Company its duties under this Plan (including, but not limited to, its authority to select Participants and determine Award amounts) pursuant to such conditions or limitations as the Committee may establish.

        6.    Awards:    The Committee shall determine the terms and conditions of Awards to be made under this Plan and shall designate from time to time the individuals who are to be the recipients of Awards. All or part of an Award may be subject to conditions established by the Committee or its delegate, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific individual and/or business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. Unless specified otherwise by the Committee, the target amount payable pursuant to an Award shall be based on a percentage of the Participant's Eligible Earnings.

        An Award may be in the form of a Nonqualified or Qualified Performance Award.

          (a)   Nonqualified Performance Awards:    Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

          (b)   Qualified Performance Awards:    A Qualified Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of such period of service to which the Performance Goal relates and (y) the lapse of 25% of such period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the individual, one or more business units of the Company, or the Company as a whole. Performance Goals shall be based upon targets established by the Committee with respect to one or more of the following financial factors, as applied to the Company or a business unit, as applicable:

    •
    revenue and income measures (which may include various revenue, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA, earnings before interest and taxes ("EBIT") and economic value added ("EVA") measures;

    •
    expense measures (which may include various costs of goods sold, , operating and maintenance expenses, general and administrative expenses and overhead costs measures);

    •
    operating measures (which may include various productivity, total costs, operating income, funds from operations, cash from operations, after-tax operating income, market share, margin, sales volumes, availability, commercial capacity factor and total margin capture factor measures);

    •
    cash flow measures (which may include various net cash flow from operating activities and working capital, adjusted cash flow and free cash flow measures);

    •
    liquidity measures (which may include various earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization measures);

    •
    leverage measures (which may include various debt-to-equity ratio, gross debt and net debt measures);

    •
    market measures (which may include various market share, stock price, growth measure, total shareholder return and market capitalization measures);

    •
    return measures (which may include various return on equity, return on assets and return on invested capital measures);

    •
    corporate value measures (which may include various compliance, safety, environmental and personnel measures); and

    •
    other measures such as those relating to acquisitions, dispositions or customer satisfaction.

Unless otherwise stated, a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria), and may also be based on performance relative to a designated peer group.

        Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. The Committee in its sole discretion may increase or decrease the amount payable pursuant to a Nonqualified Performance Award. The Committee in its sole discretion may decrease the amount payable pursuant to a Qualified Performance Award, but in no event shall the Committee have discretion to increase the amount payable pursuant to a Qualified Performance Award in a manner inconsistent with the requirements for qualified performance-based compensation under Code Section 162(m). In interpreting Plan provisions applicable to Qualified Performance Awards and related Performance Goals, it is the intent of the Plan to conform with the standards of Code Section 162(m) applicable to qualified performance-based compensation, and the Committee in establishing such Performance Goals and interpreting the Plan shall be guided by such provisions. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards pursuant to this Plan shall be determined by the Committee.

        7.    Payment of Awards:    The Committee has sole and absolute authority and discretion to determine the time and manner in which Awards, if any, shall be paid under this Plan, subject to Section 7(b) below. Generally, however, the following provisions may apply:

          (a)   Form of Payment    Payment of Awards shall be made in cash and may be subject to such restrictions as the Committee shall determine.

          (b)   Date of Payment    Except as provided under Section 7(c), payment of all Awards shall be made as soon as practicable (as determined by the Committee) following the close of the Plan Year, but in no event later than March 15th immediately following the close of the Plan Year (the "Payment Date").

          (c)   Employment Required:    Except as provided below, Participants must be Employees on the Payment Date in order to receive payment of an Award. Except as provided below, if the Participant is not an Employee on the Payment Date for any reason, including without limitation resignation, severance, layoff, or termination with or without cause, the Participant will not be entitled to Payment of any Award, whether in full or prorated.

            (1)   Death or Disability:    A Participant who dies or terminates employment under circumstances establishing eligibility for disability benefits under the Company's long-term disability plan may be entitled to receive payment of an Award as follows:

                (i)  A Participant who is employed during the calendar year in which his employment terminates due to Death or Disability, may receive payment of the current year Award the Participant would have received had the goals with respect to the Participant's Award been met at the target level based on his compensation as of the Participant's date of Death or Disability, prorated based on the number of days the Participant was employed during the current Plan Year.

               (ii)  A Participant whose employment terminates due to Death or Disability before the date on which Awards are paid out for the prior calendar year, or the date on which the Company announces that Awards for the prior calendar year will not be paid, may receive payment of the prior-year Award the Participant would have received had the goals with respect to the Participant's Award been met at the target level, prorated based on the number of days the Participant was employed during the prior Plan Year.

              (iii)  Payments under this Section 7(c)(1) shall be made as soon as practicable following the date of the Participant's death or disability, but no later than 30 days after the date of the Participant's death or disability. If a Participant who terminates due to disability resumes employment during the same Plan Year in a position qualifying the Participant to resume participation in the Plan, any additional payment for the Plan Year received on the Payment Date will be prorated based on days worked during the Plan Year subsequent to the Participant's return to work.

            (2)   Retirement:    A Participant who retires on or after age 55 with 5 years of service and notifies the Company of his or her retirement date at least 4 weeks prior to his or her termination date may be entitled to receive payment of an Award as follows:

                (i)  A Participant who is employed during the calendar year in which his employment terminates due to Retirement may receive payment of the current year Award the Participant would have received based on the results for the year in which the Participant retired and based on his compensation as of the Participant's date of Retirement, prorated based on the number of days the Participant was employed during the current Plan Year.

               (ii)  A Participant whose employment terminates due to Retirement before the date on which Awards are paid out for the prior calendar year, or the date on which the Company announces that Awards for the prior calendar year will not be paid, may receive payment of the prior-year Award the Participant would have received based on results for the prior year.

              (iii)  Payments under this Section 7(c)(2) shall be made on the Payment Date for the Plan Year in which the Participant retires. If a Participant who terminates due to Retirement resumes employment during the same Plan Year in a position qualifying the Participant to resume participation in the Plan, any additional payment for the Plan Year received on the Payment Date will be prorated based on days worked during the Plan Year subsequent to the Participant's return to work.

              (iv)  A Participant who retires on or after age 55 with 5 years of service who does not notify the Company at least 4 weeks prior to his or her termination date will not be entitled to Payment of any Award.

        8.    Assignability:    Unless otherwise determined by the Committee and provided in the Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable, except by will or the laws of descent and distribution. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 8 shall be null and void.

        9.    Tax Withholding:    The Company shall have the right to withhold applicable taxes from any Award payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

        10.    Finality of Determinations:    Any determination by the Committee in carrying out or administering this Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

        11.    Employee Rights Under the Plan:    No Employee or other person shall have any claim or right to be granted an Award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving an Employee any right to be retained in the employ of the Company or an Employer. No Participant shall have any lien on any assets of the Company or an Employer by reason of any Award made under this Plan.

        12.    Amendment, Modification, Suspension or Termination:    The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company; however clause (ii) shall only apply if, and to the extent, such approval is required by applicable legal requirements.

        13.    Other Plans:    The Award payments under this Plan shall be considered compensation under the Savings Plan.

        14.    Governing Law:    This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas.

        IN WITNESS WHEREOF, the Company has executed this Plan this 4th day of May, 2011, but effective as of January 1, 2012.

GENON ENERGY, INC.
/s/ KAREN D. TAYLOR Karen D. Taylor Senior Vice President—Human Resources and Administration

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  Exhibit 10.2.70
GENON ENERGY SHORT-TERM INCENTIVE PLAN (As Established Effective January 1, 2012)
RECITALS